Exhibit 99

           Dillard's, Inc. Completes Credit Card Subsidiary Asset Sale

    LITTLE ROCK, Ark.--(BUSINESS WIRE)--Nov. 1, 2004--Dillard's Inc. (NYSE: DDS) ("Dillard's" or the "Company") announced that it has today completed the sale of substantially all the assets of Dillard National Bank, the Company's private label credit card subsidiary, to GE Consumer Finance. Through the diligent efforts of both parties, the transaction closed two months earlier than anticipated.
    GE Consumer Finance has purchased substantially all the assets of Dillard National Bank for approximately $1.1 billion, which includes the assumption of $400 million of securitization liabilities, the purchase of owned accounts receivable and an undisclosed premium. The purchase price was originally estimated at $1.25 billion based upon estimated year-end accounts receivable balances. The actual purchase price reflects the earlier closing date and the seasonal nature of the accounts receivable balances, which are expected to increase during the last two months of the calendar year. Instead of being received at closing, Dillard's anticipates that the amount attributable to seasonal sales increases will now be realized through daily cash settlements with GE Consumer Finance during the remainder of the calendar year.
    As part of the transaction, Dillard's and GE Consumer Finance have entered into a long-term marketing and servicing alliance with an initial term of 10 years. GE Consumer Finance will own the accounts and balances generated during the term of the alliance and will provide all key customer service functions supported by ongoing credit marketing efforts.
    Dillard's Chief Executive Officer, William Dillard, II, stated, "We are very pleased to complete this transaction with GE Consumer Finance and we are looking forward to providing Dillard's shoppers with expanded financing choices supported by consistent customer-friendly account servicing. We are proud to be associated with GE Consumer Finance, a proven leader in consumer finance."
    "We are excited about the potential of this new partnership with Dillard's. It's an opportunity to enhance the retail card, bring more products, benefits and value to Dillard's customers and help drive Dillard's growth," said Mark W. Begor, president and chief executive officer, GE Consumer Finance-Americas.
    The financial impact of the transaction on Dillard's ongoing financial results will reflect the effects of Company's use of proceeds as well as the effect of income generated under the long-term marketing and servicing alliance. Dillard's expects to use net proceeds to reduce debt outstanding, repurchase its common stock and for general corporate purposes. As a result of these efforts, Dillard's expects the transaction to be accretive to fiscal 2005 earnings per share. Dillard's and GE Consumer Finance will share in the income generated by the long-term marketing and servicing alliance. Depending upon the performance of the alliance, Dillard's anticipates that income generated over the 10-year term could be comparable to the earnings previously generated by Dillard National Bank.

    ABOUT DILLARD'S

    Dillard's, Inc. is one of the nation's largest fashion apparel and home furnishing retailers with annual revenues exceeding $7.8 billion. The Company's 329 stores operate with one name, Dillard's, and span 29 states. Dillard's stores offer a broad selection of merchandise, including products sourced and marketed under Dillard's exclusive brand names. More information about Dillard's can be found at www.dillards.com .

    ABOUT GE CONSUMER FINANCE

    GE Consumer Finance, a unit of General Electric Company, with $122 billion in assets, is a leading provider of credit services to consumers, retailers and auto dealers in 41 countries. GE Consumer Finance, based in Stamford, Conn., offers a range of financial products, including private label credit cards, personal loans, bank cards, auto loans and leases, mortgages, corporate travel and purchasing cards, debt consolidation and home equity loans and credit insurance. More information about GE Consumer Finance can be found at www.geconsumerfinance.com. GE (NYSE: GE) is a diversified technology, media and financial services company dedicated to creating products that make life better. For more information, visit the company's Web site at www.ge.com.

    FORWARD-LOOKING STATEMENTS

    The foregoing contains certain "forward-looking statements" within the definition of federal securities laws. Statements made in this release regarding the Company's realization of sale proceeds from customer credit card transactions for the balance of the calendar year, the use of proceeds from the sale of the assets of Dillard National Bank, expectations regarding the accretive nature of the transaction for 2005 and income generation from the long-term marketing and servicing alliance are forward-looking statements. The Company cautions that forward-looking statements, as such term is defined in the Private Securities Litigation Reform Act of 1995, contained in this report are based on estimates, projections, beliefs and assumptions of management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors (without limitation) include general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company's stores are located and the effect of these factors on the buying patterns of the Company's customers; the performance of the related credit card portfolio; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount, internet, and mail-order retailers; potential disruption from terrorist activity; world conflict and the possible impact on consumer spending patterns; and other economic and demographic changes of similar or dissimilar nature.

    CONTACT: Dillard's Inc.
             Julie J. Bull, 501-376-5965